Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THE RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, OF

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

PERMA-FIX ENVIRONMENTAL SERVICES, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.     The name of the corporation is Perma-Fix Environmental Services, Inc. (the “Corporation”).

2.     At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted declaring the advisability of an amendment to the Corporation’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), as follows (the “Amendment”), and providing that:

The first four paragraphs of Article Fourth of the Corporation’s Certificate of Incorporation are hereby deleted in their entirety and replaced in their entirety by the following:

“FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is 32,000,000, of which 30,000,000 shall be designated as common stock, par value $.001 per share (“Common Stock”), and 2,000,000 shall be designated as preferred stock, par value $.001 per share (“Preferred Stock”).

3.     Only the first four paragraphs of Article Fourth are amended by this Amendment, and the remainder of Article Fourth shall remain in full force and effect. No other provision, paragraph or article of the Certificate of Incorporation is amended or changed by this Amendment.

4.     That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

5.     This Certificate of Amendment of the Certificate of Incorporation was duly adopted at said meeting of the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

6.     This Certificate of Amendment of the Certificate of Incorporation shall become effective immediately upon filing of this certificate with the Secretary of State of the State of Delaware. All other provisions of the Certificate of Incorporation, as currently on file with the Secretary of State of the State of Delaware, shall remain in full force and effect.

IN WITNESS WHEREOF, Perma-Fix Environmental Services, Inc. has caused this Certificate of Amendment to be signed by its Corporate Secretary, this 19th day of September, 2014.

By:	/s/Ben Naccarato
Ben Naccarato, Corporate Secretary